Exhibit 5.1

K e n n e t h I. D e n o s, P. C.

11650 South State Street

Suite 240

Draper, Utah 84 020

(801) 816-2511

Fax: (801) 816-2599

kdenos@denoslaw.com

April 22, 2014

The Board of Directors

Fuelstream, Inc.

510 Shotgun Road
Suite 110
Sunrise, FL 33326

(801) 816-2510

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1/A-1

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Fuelstream, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of certain shares of common stock of the Company issued to the selling stockholders, and issuable from the conversion of a convertible note (the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock when issued pursuant to the conversion of the convertible note, have been duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the General Corporation Law of the State of Delaware, other relevant statutory provisions, all applicable provisions of the Delaware Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Fuelstream in the registration statement included therein.

Very truly yours,

KENNETH I. DENOS, P.C.

/s/ Kenneth I. Denos_________

Kenneth I. Denos, Esq.

President